Filed Pursuant to Rule 433

Registration No. 333-194892

September 16, 2015

Magna International Inc.

Pricing Term Sheet

$650,000,000 4.150% Senior Notes due 2025

Issuer:	Magna International Inc.

Trade Date:	September 16, 2015

Settlement Date:	September 23, 2015 (T+5)

Ratings*:	Baa1 (Positive) — Moody’s Investors Service Inc. A- (Stable) — Standard & Poor’s Rating Services

Issue of Securities:	4.150% Senior Notes due 2025

Aggregate Principal Amount Offered:	$650,000,000

Maturity:	October 1, 2025

Interest Rate:	4.150%

Benchmark Treasury:	UST 2.000% due August 15, 2025

Spread to Benchmark Treasury:	+190 basis points

Benchmark Treasury Price and Yield:	97-12; 2.298%

Yield to Maturity:	4.198%

Price to Public:	99.610%, plus accrued interest, if any, from September 23, 2015

Interest Payment Dates:	Semi-annually in arrears on April 1 and October 1 of each year, beginning on April 1, 2016

Make-Whole Call:	Prior to July 1, 2025, T+30 basis points

Par Call:	On or after July 1, 2025

CUSIP/ISIN:	559222 AR5 / US559222AR55

Joint Book-Running Managers:	Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated RBC Capital Markets, LLC

Co-Managers:

BNP Paribas Securities Corp.
CIBC World Markets Corp.
Mitsubishi UFJ Securities (USA), Inc.
Scotia Capital (USA) Inc.
Commerz Markets LLC
ING Financial Markets LLC
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC
Santander Investment Securities Inc.
TD Securities (USA) LLC
BMO Capital Markets Corp.
RB International Markets (USA) LLC
Sandler O’Neill & Partners, L.P.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at (800) 831-9146, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322 or RBC Capital Markets, LLC toll-free at (866) 375-6829.

*  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.